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                                                             EXHIBIT 11



                                 ADTRAN, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

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


                                                     1994         1995         1996
                                                  -----------  -----------  -----------

Weighted average common shares outstanding         33,213,678   36,984,156   38,603,289

Net weighted average common stock options
   outstanding under the treasury stock method      2,918,262    2,305,351      962,801
                                                  -----------  -----------  -----------

Weighted average common and common
   equivalent shares outstanding                   36,131,940   39,289,507   39,566,090
                                                  ===========  ===========  ===========

Net income (pro forma)                            $18,608,605  $29,457,727  $39,819,904
                                                  ===========  ===========  ===========

Net income per common and common
   equivalent share (pro forma)                   $      0.52  $      0.75  $      1.01
                                                  ===========  ===========  ===========
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